Exhibit 4.23

SHAREHOLDERS’ PROXY AGREEMENT
(Summary Translation)

This Agreement is made and entered into by the Parties below on December 4, 2014 in Beijing, People’s Republic of China.

1.	Beijing Tuo Shi Huan Yu Network Technology Co., Ltd. (the “Subsidiary Company”)

2.	Beijing Hua Ju Tian Xia Network Technology Co., Ltd. (the “VIE Company”)

3.	Mo Tianquan (the “Shareholder”)

The Subsidiary Company, the VIE Company and the Shareholder are hereinafter referred to as the “Parties.”

WHEREAS

1.	The Shareholder is currently the sole shareholder of the VIE Company, holding the entire equity interest in the VIE Company.

2.	The Shareholder intends to appoint the Subsidiary Company to act as its proxy to exercise its voting rights in the VIE Company, and the Subsidiary Company intends to accept such appointment.

The Parties through friendly negotiations hereby agree as follows:

Article 1. Proxy

1.1	The Shareholder hereby irrevocably appoints the Subsidiary Company, to act as proxy for the Shareholder to exercise his rights described below (the “ Proxy Rights ”) which the Shareholder is entitled to as the shareholder of the VIE Company under the Articles of Association of the VIE Company:

(1)	to represent the Shareholder to attend meetings of shareholders (“ Shareholders Meetings ”) of the VIE Company;

(2)	to represent the Shareholder to vote on all matters to be discussed and resolved by the Shareholder;

(3)	to propose to convene interim Shareholders Meetings;

(4)	other shareholders’ voting rights under the Articles of Association of the VIE Company (including any other shareholders’ voting rights provided in the amendments to such Articles of Association, if any).

1.2	The Shareholder shall recognize any legal consequence arising out of exercising the aforesaid Proxy Rights by the Subsidiary Company and shall bear corresponding responsibilities therefor.

1.3	The Shareholder hereby confirms that the Subsidiary Company can exercise the aforesaid Proxy Rights without seeking the opinions of the Shareholder. The Subsidiary Company shall notify the Shareholder in a timely manner of any resolution, or any proposal to hold interim Shareholders Meetings, after such resolution or proposal is made.

Article 2. Rights to Know

2.1	In order to exercise the Proxy Rights hereunder, the Subsidiary Company is entitled to inspect all relevant information about the operations, businesses, customers, finances, employees and the like of the VIE Company, and refer to any relevant materials and documents of the VIE Company and the

VIE Company shall render its full cooperation.

Article 3. Exercise of the Proxy Rights

3.1	The Shareholder shall recognize that the Subsidiary Company may re-appoint, when necessary, specific person(s) in itself, to act as proxy for the Subsidiary Company to exercise any or all of its Proxy Rights within the scope of Article 1 and the Shareholder shall agree to bear all corresponding legal responsibilities.

3.2	The Shareholder shall render full assistance to the Subsidiary Company in exercising its Proxy Rights, including the timely signing of resolutions of the Shareholders Meetings or other relevant legal documents of the VIE Company when necessary (e.g. upon the request of government departments to submit documents for examination and approval, registration and reference).

3.3	If, at any time during the term of this Agreement and for any reason, the Proxy Rights hereunder cannot be granted or exercised (except for breach of this Agreement by the Shareholder or the VIE Company), the Parties shall forthwith seek a substitute similar to this Agreement, and sign, when necessary, a supplemental agreement to amend or modify the terms and conditions herein in order to ensure the continuing performance of this Agreement.

Article 4. Exemption and Compensation

4.1	The Parties hereby confirm that the Subsidiary Company shall not be required to bear any responsibility for, or make any compensation, financially or otherwise, to the other Parties or any third party, with respect to the exercise of the Proxy Rights under this Agreement.

4.2	The Shareholders and the VIE Company hereby agree to indemnify the Subsidiary Company for, and hold it harmless against, all losses suffered or likely to be suffered from exercising the Proxy Rights, including but not limited to any loss resulting from any litigation, collection, arbitration, claim or administrative investigation or punishment by governmental agency brought by any third party. However, losses due to intentional or serious misconduct of the Subsidiary Company shall not be compensated.

Article 5. Representations and Warranties

5.1	The Shareholder hereby represents and warrants as follows:

5.1.1	The Shareholder is a PRC citizen with full capacity for civil conduct, and has full and independent legal status and capacity to sign, deliver and perform this Agreement. It can become a party as the subject of litigation independently.

5.1.2	The Shareholder has full power to sign and deliver this Agreement and all other documents related to the transactions described herein and to be signed by such Party and each Party has full power to complete the transactions described in this Agreement. This Agreement shall be binding upon, and may be enforced against, such Party in accordance with the terms and conditions hereunder.

5.1.3	The Shareholder is a legal shareholder of the VIE Company at the time this Agreement comes into force. Other than the rights defined under this Agreement, no third-party rights exist in the Proxy Rights. Under this Agreement, the Subsidiary Company may fully and completely exercise such Proxy Rights in accordance with the Articles of Association of the VIE Company then in effect.

5.2	Subsidiary Company and the VIE Company hereby respectively represent and warrant as follows:

5.2.1	Each Party is a company with limited liability duly organized and validly existing under the laws where it is registered, with the qualification of independent legal person and fully independent legal

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status, and is legally competent to execute, deliver and undertake this Agreement. It can become a party as the subject of litigation independently.

5.2.2	Each Party has full power and authorization to sign and deliver this Agreement and all other documents related to the transactions described herein and to be signed by such Party; and each Party has full power and authorization to complete the transactions described in this Agreement.

5.3	The VIE Company hereby declares and warrants as follows:

5.3.1	The Shareholder is the sole legal shareholder registered in the VIE Company when this Agreement comes into force. Under this Agreement, the Subsidiary Company can fully and completely exercise its Proxy Rights in accordance with the Articles of Association of the VIE Company then in effect.

Article 6. Term of this Agreement

6.1	This Agreement shall come into force upon due execution by the Parties hereof. Unless it is agreed by the Parties to terminate in advance, the term of this Agreement shall be extended indefinitely, provided that the Shareholder remains a shareholder of the VIE Company.

6.2	If the Shareholder transfers all its equity interest in the VIE Company with prior consent of the Subsidiary Company, such Party shall no longer be a Party herein, but the obligations and undertakings of the other Parties herein shall not be affected.

Article 7. Notice

7.1	Any notice or other communication sent by any Party shall be written in Chinese, and sent by mail or facsimile transmission to the addresses of the other Parties set forth below or to other designated addresses previously notified by any such other Party. If any Party changes its address, it shall notify the other Parties of such change in a timely and effective manner. The dates on which such notices are deemed to have been effectively given shall be determined as follows:

(A)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(B)	Notices sent by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th ) day after the date on which they were mailed (as indicated by the postmark);

(C)	Notices sent by a courier recognized by the Parties shall be deemed effectively given on the third (3rd ) day after they were sent to such courier service agency; and

(D)	Notices sent by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission, as indicated on the document.

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Article 8. Breach and Liabilities

8.1	The Parties hereby agree and confirm that if one Party (“ Breaching Party ”) materially breaches any of the agreed terms and conditions under this Agreement, or materially fails to perform any of its obligations herein, such Breaching Party shall be deemed to have breached this Agreement (“ Breach ”), any of the other non-breaching Parties (“ Non-Breaching Parties ”) is entitled to request the Breaching Party to redress or take remedial measures within a reasonable time period. If the Breaching Party, within a reasonable time period or within thirty (30) days upon receiving the written notice from any Non-Breaching Party requesting redress, but fails to redress or take remedial measures, then (1) the Subsidiary Company shall be entitled to terminate this Agreement and claim damages from the Breaching Party should the Shareholders or the VIE Company breach this Agreement; (2) the Non-Breaching Parties shall be entitled to claim damages but not be entitled to terminate or abrogate this Agreement or trust herein should the Subsidiary Company breach this Agreement.

8.2	Notwithstanding the other provisions herein, the validity of this Article shall not be affected by the suspension or termination of this Agreement.

Article 9. Miscellaneous

9.1	This Agreement is made in Chinese with three original copies in total, each Party to hold one.

9.2	The Laws of the People’s Republic of China shall govern the conclusion, effectiveness, performance, amendment, interpretation and termination of this Agreement.

9.3	Any dispute arising hereof or other relevant disputes shall be settled through negotiations. If such dispute cannot be settled within thirty (30) days after the negotiations start, it shall be submitted to the China International Economic and Trade Arbitration Commission and arbitrated in Beijing in accordance with the arbitration rules of such arbitration commission. The arbitration award shall be accepted as final and binding upon the Parties.

9.4	Any rights, power or remedy of the Parties under any term and conditions herein shall not deprive such Parties of any other rights, power or remedy under the laws and this Agreement. A Party’s exercise of its rights, power and remedy shall not affect the exercise of its other rights, powers and remedies.

9.5	One Party’s failure to exercise or delay in exercising any of its rights, powers or remedies (“ Rights of Such Party ”) under this Agreement or laws shall not lead to the waiver of the Rights of Such Party. Any individual or partial waiver of the Rights of Such Party shall not deprive such Party’s rights in exercising in other ways of the Rights of Such Party or exercise other rights of such Party.

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9.6	The title of each article is for reference and shall under no circumstance be used for, or affect, the interpretation of the terms and conditions hereunder.

9.7	Any of the terms and conditions hereunder can be severed and independent from the others. If one or more of such terms and conditions shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining terms and conditions hereunder shall not be in any way affected or impaired.

9.8	Any amendment and supplement to this Agreement shall be made in writing, and come into force upon proper signature by the Parties.

9.9	Without the prior written consent of the other Parties, any Party shall not transfer any of its rights and/or obligations hereunder to any third party.

9.10	This Agreement shall be binding upon each Party’s legal successors and transferees permitted by the other Parties as if they were a contracting party to this Agreement.

Beijing Tuo Shi Huan Yu Network Technology Co., Ltd. (seal)
Signed:	/s/
Authorized signatory

Beijing Hua Ju Tian Xia Network Technology Co., Ltd. (seal)
Signed:	/s/
Authorized signatory

Mo Tianquan
Signed:	/s/ Mo Tianquan

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